Exhibit 99.2

SELECTED HISTORICAL FINANCIAL INFORMATION OF ROYAL

The following table shows selected historical financial information of Royal for the periods and as of the dates indicated. The selected historical consolidated financial information of Royal as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 was derived from the audited historical consolidated financial statements of Royal included elsewhere in this proxy statement. The selected historical interim condensed consolidated financial information of Royal as of June 30, 2018 and for the six months months ended June 30, 2018 and 2017 was derived from the unaudited interim condensed consolidated financial statements of Royal included elsewhere in the Form 8-K. The summary unaudited pro forma financial data as of June 30, 2018 and for the year and six months ended December 31, 2017 and June 30, 2018, respectively, has been prepared to present the Royal entities being contributed in the transaction described in the Proxy Statement. Please see the section elsewhere in the Form 8-K entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey.

Royal’s historical results are not necessarily indicative of future operating results. In addition, the selected historical financial information below includes the results of operations from certain assets, which Osprey will not acquire in the business combination. The selected consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Royal,” as well as the historical consolidated and combined financial statements of Royal and accompanying notes included elsewhere in the Form 8-K.

	Pro Forma Royal Contributed Entities	Royal Historical			Pro Forma Royal Contributed Entities	Royal Historical
	Year Ended December 31,	Year Ended December 31,			Six Months ended June 30,	Six Months Ended June 30,
	2017	2017	2016	2015	2018	2018	2017

Operating Results:
Revenues:
Oil and Gas Sales	$61,365	$104,321	$73,579	$108,018	$47,183	$53,295	$54,396
Realized gain on hedging activities	391	751	197	-	(206)	(206)	387
Unrealized gain (loss) on hedging activities	541	1,040	(1,040)	-	(1,708)	(1,708)	1,567
Total Revenues	62,296	106,112	72,736	108,018	45,269	51,381	56,352
Costs and Expenses:
Production and ad valorem taxes	3,266	5,980	4,768	6,527	2,463	2,972	3,205
Lease operating expense	–	674	440	273	-	396	263
Marketing and transportation	3,127	6,926	6,747	7,946	891	1,173	3,909
Amortization of royalty and working interests in oil and natural gas properties	17,896	37,085	37,255	46,533	8,685	10,078	21,410
General, administrative and other	6,018	8,450	6,309	12,175	2,624	6,153	3,140
Total costs and expenses	30,308	59,115	55,529	73,454	14,663	20,772	31,927

Other Income and (Expense):
Gain on sale of assets	–	31,441	–	-	-	41,382	-
Other income	60	34	823	436	-	-	2
Interest expense	(1,445)	(2,799)	(3,250)	(5,462)	(1,043)	(1,074)	(1,343)
Total other income (expense):	(1,385)	28,676	(2,427)	(5,026)	(1,043)	40,308	(1,341)

Net Income: Production Data:	30,604	75,673	14,780	29,538	29,564	70,917	23,084
Net income attributable to noncontrolling interest	(134)	(155)	(69)	(97)	(81)	(95)	(61)
Net Income attributable to Royal Resources, LP	30,470	$75,518	$14,711	$29,441	$29,483	$70,822	$23,023
Balance Sheet Data:
Cash and cash equivalents		$10,497	$8,048			$35,388
Total assets		$352,483	$435,897			$289,120
Total debt		$57,741	$58,646			$31,772
Total liabilities and owners’ equity		$352,483	$435,897			$289,120